Exhibit 99.1

FOSSIL GROUP, INC. REPORTS THIRD QUARTER FISCAL YEAR 2017 RESULTS;

Third Quarter Net Sales of $689 Million and GAAP Diluted EPS (Loss) of $(0.11);

Provides Fourth Quarter and Updates Annual Fiscal 2017 GAAP Guidance

__________________________________________

Richardson, TX. November 7, 2017 – Fossil Group, Inc. (Nasdaq: FOSL) (the “Company”) today reported its financial results for the fiscal quarter ended September 30, 2017.
The Company reported net income (loss) for the third quarter of fiscal 2017 of $(5.4) million compared to $17.4 million for the third quarter of fiscal 2016. Diluted earnings (loss) per share were $(0.11) compared to $0.36 for the third quarter of fiscal 2016. Diluted earnings (loss) per share for the third quarter of fiscal 2017 included a restructuring charge of $0.08 per diluted share and a favorable impact from changes in foreign currency of $0.02 per diluted share. Third quarter of fiscal 2016 diluted earnings (loss) per share included a $0.22 impact from restructuring charges.
Kosta Kartsotis, Chief Executive Officer, commented.  “We’re pleased to deliver third quarter sales and earnings that aligned with our expectations for the quarter.  While our business and the retail environment remain challenging, we are continuing to make progress against key strategic initiatives that tell us we’re on the right track.  So far this year, we have tripled our wearables business and continue to see these amazing new products materially improve the trajectory of our watch business.  We and our partners are investing heavily in these products, and we are prepared for the important holiday season.  With New World Fossil, we’re becoming leaner and more efficient, with nearly a 10% reduction in operating expenses in the quarter.”

Mr. Kartsotis concluded.  “Our performance reflects the focus and solid execution of our team as we transition our business, bring innovative new products to the market and drive operational efficiencies that can ultimately enhance our profitability.  While there remains significant work ahead of us, we continue to make substantial progress against our three key operational objectives – to advance our wearable technology agenda, leverage our scale to drive costs down and transform our business through our New World Fossil initiative.  These efforts, coupled with our goal to diversify and strengthen our capital structure, all support our objective to create long-term value for our shareholders.”

Operating Results
Compared to the third quarter of fiscal 2016, the impact of a weaker U.S. dollar increased the Company’s fiscal 2017 reported net sales by $10.1 million and decreased operating income by $3.1 million. The discussion of the Company’s net sales is presented on a GAAP basis and in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

The following table provides a summary of net sales performance, on both a reported and constant currency basis, for the third quarter of fiscal 2017 compared to the third quarter of fiscal year 2016.

	Third Quarter 2017
	Reported Results (1)	Constant Currency (2)

Total Company	(7)%	(8)%
Americas	(15)%	(15)%
Europe	2%	(2)%
Asia	—%	—%

Watches	(3)%	(4)%
Leathers	(19)%	(20)%
Jewelry	(21)%	(23)%

(1)Includes impacts from currency.

(2)
Eliminates the effect of the weaker U.S. dollar in fiscal 2017 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

Third quarter fiscal 2017 worldwide net sales decreased $49.3 million or 7% and $59.4 million in constant currency (an 8% decline) compared to the third quarter of fiscal 2016. Across product categories, watches declined with growth in connected watches more than offset by a decline in traditional watches. Leathers and jewelry also declined compared to last fiscal year.
Net sales in the Americas decreased $53.1 million or 15% and $54.7 million in constant currency (also a 15% decline) compared to the third quarter of fiscal 2016. Across product categories, watches declined with growth in connected watches more than offset by a decline in traditional watches. Leathers and jewelry also declined compared to last fiscal year. A sales decline in the U.S. drove the decrease in the region.
Net sales in Europe increased $4.0 million or 2% and decreased $5.2 million in constant currency (a 2% decline) compared to the third quarter of fiscal 2016. Across product categories, watches increased with growth in connected watches largely offset by a decline in traditional watches. Jewelry and leathers declined compared to last fiscal year. Third quarter sales in Europe benefited from early deliveries planned for the fourth quarter of fiscal 2017. Within the region, modest growth in the U.K. and Poland was more than offset by declines in the Middle East.
Net sales in Asia decreased $0.2 million, flat as a percentage of sales, and increased $0.6 million in constant currency (also flat as a percentage of sales) compared to the third quarter of fiscal 2016. Across product categories, watches increased with growth in connected watches partially offset by a decline in traditional watches. Leathers and jewelry declined compared to last fiscal year. Within the region, an increase in India and China was offset by a decline in nearly all other countries.
Global retail comps, including e-commerce sales, for the third quarter of fiscal 2017 decreased 6% compared to the third quarter of fiscal 2016, with declines in all product categories and all regions.
During the third quarter of fiscal 2017, gross margin decreased 580 basis points to 46.4%. The decrease in gross margin was primarily driven by the impact of connected products, due to both lower connected margins as well as additional product valuation charges, and lower retail margins due to increased promotional activity in outlets and the e-commerce channel. The negative impact of changes in foreign currencies and a higher level of off-price sales also contributed to the decline. These headwinds were partially offset by the Company's New World Fossil margin improvement initiatives.
The Company’s operating expenses were $320.4 million, including $5.8 million of restructuring costs associated with realigning and optimizing the organizational structure as well as costs associated with store closures. Operating expenses in the third quarter of fiscal 2016 included $14.5 million in restructuring costs as well as a $10 million benefit resulting from real estate gains. Excluding those items, expenses were lower compared to the third quarter of fiscal

2016 driven by corporate and regional overhead reductions and lower retail store expenses, given the significant number of store closures since the prior year quarter.
Operating income for the third quarter of fiscal 2017 decreased to $(0.5) million, driven by lower sales and gross margin.
During the fiscal 2017 third quarter, interest expense increased $5.1 million to $12.1 million and other income increased $2.3 million to $3.9 million compared to the prior fiscal year.
The Company’s effective income tax rate in the third quarter of fiscal 2017 was 37.1% compared to 25.0% for the third quarter of fiscal 2016 due to the effect of changes in jurisdictional earnings.

Sales and Earnings Guidance
The Company is providing guidance on a GAAP basis. For comparison purposes, the Company has also provided a table at the end of this release which quantifies the estimated impact on its operating income margin and its diluted earnings per share related to unusual items impacting the operational results for fiscal 2017 as compared to fiscal 2016.

GAAP Guidance
For fiscal 2017, the Company now expects the following:

•	Net sales to decline in the range of 10.5% to 8.5%

•	Operating margin in a range of (17.0)% to (15.2)%

•	Diluted earnings (loss) per share in a range of $(8.30) to $(7.75), including $6.50 of non-cash intangible asset impairment charges and $0.60 of restructuring charges

For the fourth quarter of fiscal 2017, the Company expects the following:

•	Net sales to decline in the range of 11.0% to 3.5%

•	Operating margin in a range of 1.9% to 5.7%

•	Diluted earnings (loss) per share in a range of $(0.08) to $0.47, including $0.04 of restructuring charges

Safe Harbor
Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, the success of our connected accessories, future financial guidance as well as estimated impacts from foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the success of the multi-year profit improvement initiative, risks related to the success of our connected accessories and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. With our newest owned brand, Misfit, we’re bringing style and technology to the high-growth connected space. We’re committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Burberry, Chaps, Diesel, DKNY, Emporio Armani, Karl Lagerfeld, kate spade new york, Marc Jacobs, Michael Kors and Tory Burch. We bring each brand story to life through an extensive wholesale distribution network across approximately 150 countries and over 550 retail locations. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:    Allison Malkin
ICR, Inc.
(203) 682-8225

Consolidated Income Statement Data	For the 13 Weeks Ended September 30, 2017	For the 13 Weeks Ended October 1, 2016	For the 39 Weeks Ended September 30, 2017	For the 39 Weeks Ended October 1, 2016
($ in millions, except per share data):
Net sales	$688.7	$738.0	$1,867.4	$2,083.2
Cost of sales	368.8	352.9	956.6	994.1
Gross profit	319.9	385.1	910.8	1,089.1
Gross margin	46.4%	52.2%	48.8%	52.3%
Operating expenses:
Selling, general and administrative expenses	314.6	339.4	937.4	1,013.6
Goodwill and trade name impairment	—	—	407.1	—
Restructuring charges	5.8	14.5	41.8	14.5
Total operating expenses	320.4	353.9	1,386.3	1,028.1
Total operating expenses (% of net sales)	46.5%	48.0%	74.2%	49.4%
Operating income (loss)	(0.5)	31.2	(475.5)	61.0
Operating margin	(0.1)%	4.2%	(25.5)%	2.9%
Interest expense	12.1	7.0	32.1	19.4
Other income (expense) - net	3.9	1.6	11.5	6.4
Income (loss) before income taxes	(8.7)	25.8	(496.1)	48.0
Provision for income taxes	(3.2)	6.5	(100.7)	13.2
Less: Net income attributable to noncontrolling interest	(0.1)	2.0	3.0	5.6
Net income (loss) attributable to Fossil Group, Inc.	$(5.4)	$17.4	$(398.3)	$29.2
Earnings (loss) per share:
Basic	$(0.11)	$0.36	$(8.22)	$0.61
Diluted	$(0.11)	$0.36	$(8.22)	$0.60
Weighted average common shares outstanding:
Basic	48.5	48.1	48.4	48.1
Diluted	48.5	48.3	48.4	48.3

Consolidated Balance Sheet Data ($ in millions):	September 30, 2017	October 1, 2016
Assets:
Cash and cash equivalents	$166.9	$236.0
Accounts receivable - net	310.9	321.3
Inventories	683.0	699.6
Other current assets	125.6	132.7
Total current assets	1,286.4	1,389.6
Property, plant and equipment - net	243.4	290.8
Goodwill	0.0	364.6
Intangible and other assets - net	220.6	212.6
Total long-term assets	464.0	868.0
Total assets	$1,750.4	$2,257.6

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$513.3	$397.7
Short-term debt	40.2	26.4
Total current liabilities	553.5	424.1
Long-term debt	444.3	697.4
Other long-term liabilities	99.6	151.2
Total long-term liabilities	543.9	848.6
Stockholders’ equity	653.0	984.9
Total liabilities and stockholders’ equity	$1,750.4	$2,257.6

Net Sales by Segment and Product Category Information

	For the 13 Weeks Ended		For the 39 Weeks Ended
($ in millions):	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Segment:
Americas	$308.1	$361.2	$874.5	$1,042.2
Europe	247.2	243.2	637.6	669.1
Asia	133.4	133.6	355.3	371.9
Total net sales	$688.7	$738.0	$1,867.4	$2,083.2

Product Categories:
Watches	$551.9	$567.2	$1,471.1	$1,581.2
Leathers	75.7	93.3	218.0	279.0
Jewelry	47.7	60.2	139.9	171.7
Other	13.4	17.3	38.4	51.3
Total net sales	$688.7	$738.0	$1,867.4	$2,083.2

Store Count Information

	September 30, 2017				October 1, 2016
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	112	109	61	282	128	122	66	316
Outlets	136	74	46	256	156	73	46	275
Full priced multi-brand	—	8	10	18	—	7	12	19
Total stores	248	191	117	556	284	202	124	610

Constant Currency Financial Information
The following table presents the Company’s business segment and product net sales on a constant currency basis. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales			Net Sales
	For the 13 Weeks Ended			For the 39 Weeks Ended
	September 30, 2017			September 30, 2017
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$308.1	$1.6	$306.5	$874.5	$(0.6)	$875.1
Europe	247.2	9.2	238.0	637.6	(5.5)	643.1
Asia	133.4	(0.7)	134.1	355.3	(0.5)	355.8
Total net sales	$688.7	$10.1	$678.6	$1,867.4	$(6.6)	$1,874.0

Product Categories:
Watches	$551.9	$7.8	$544.1	$1,471.1	$(4.6)	$1,475.7
Leathers	75.7	1.0	74.7	218.0	(0.7)	218.7
Jewelry	47.7	1.2	46.5	139.9	(1.2)	141.1
Other	13.4	0.1	13.3	38.4	(0.1)	38.5
Total net sales	$688.7	$10.1	$678.6	$1,867.4	$(6.6)	$1,874.0

Items Impacting Comparison of Fiscal 2017 Operations to Fiscal 2016 Operations
The following table quantifies the estimated impact on the Company's operating margin and its diluted earnings (loss) per share related to non-operating currency gains and losses, operating currency changes and restructuring and non-cash intangible asset impairment charges for fiscal 2017 as compared to fiscal 2016. The table also includes the impact of higher interest expense in 2017 and reflects an adjusted tax rate to normalize for quarter-to-quarter fluctuations due to mix in jurisdictional earnings and / or losses and discrete items generated from changes in accounting rules. Numbers may not add due to rounding.

The Company believes that the fiscal 2016 and 2017 operating margin and diluted EPS measures are useful to investors in comparing the Company's projected financial performance year-over-year without the impact of non-operating currency gains and losses in both fiscal 2016 and 2017, operating currency changes between fiscal 2016 and 2017, restructuring charges in both fiscal 2016 and 2017, intangible asset impairment charges in 2017 and higher anticipated 2017 interest expenses as well as a fiscal 2016 real estate gain. The Company uses the fiscal 2016 and 2017 non-

GAAP operating margin and diluted EPS measures to evaluate its operating performance year-over-year. The non-GAAP financial measures presented herein should not be considered a substitute for, or superior to, guidance or financial measures prepared in accordance with GAAP.

Fiscal Year
	2017				2016
	High		Low
	Op Margin	Diluted EPS	Op Margin	Diluted EPS	Op Margin	Diluted EPS
GAAP	(15.2)%	$(7.75)	(17.0)%	$(8.30)	4.2%	$1.63
Restructuring Charges	1.6	0.60	1.7	0.60	0.9	0.37
Fiscal 2016 Real Estate Gain	—	—	—	—	(0.2)	(0.09)
Currency Impact	0.3	0.03	0.3	0.03	—	(0.11)
Incremental Interest Expense	—	0.26	—	0.26	—	—
Non-cash Intangible Asset Impairment Charge	14.6	6.50	15.0	6.50	—	—
Tax - Normalized Rate	—	0.46	—	0.46	—	—
Non-GAAP	1.3%	$0.10	—%	$(0.45)	4.9%	$1.80

Fourth Fiscal Quarter
	2017				2016
	High		Low
	Op Margin	Diluted EPS	Op Margin	Diluted EPS	Op Margin	Diluted EPS
GAAP	5.7%	$0.47	1.9%	$(0.08)	6.9%	$1.03
Restructuring Charges	0.3	0.04	0.4	0.04	1.3	0.17
Currency Impact	(0.5)	(0.02)	(0.5)	(0.02)	—	(0.07)
Incremental Interest Expense	—	0.07	—	0.07	—	—
Tax - Normalized Rate	—	0.09	—	0.09	—	—
Non-GAAP	5.5%	$0.65	1.8%	$0.10	8.2%	$1.13

Third Fiscal Quarter
	Q3 2017 Actual		Q3 2016 Actual
	Op Margin	Diluted EPS	Op Margin	Diluted EPS
GAAP	(0.1)%	$(0.11)	4.2%	$0.36
Restructuring Charges	0.8	0.08	0.6	0.22
Real Estate	—	—	(0.2)	(0.09)
Currency Impact	0.5	0.01	—	(0.01)
Incremental Interest Expense	—	0.08	—	—
Tax - Normalized Rate	—	(0.02)	—	—
Non-GAAP	1.2%	$0.04	4.6%	$0.48

END OF RELEASE